Exhibit 10.7

JOURNAL COMMUNICATIONS, INC.

Executive Management Incentive Plan

Plan Objectives:

•	Provide a performance-based incentive plan that rewards for shareholder value creation.

•	Attract, retain and reward key executives by offering competitive total compensation opportunities.

•	Provide a performance-based funding source for achieving stock ownership guidelines.

Plan Participants and Award Opportunities:

•	Key executives of the Company and its Subsidiaries as outlined below.

Award Category	Positions	Grant Guidelines Target % of Salary
I	Chairman and CEO	100%
II	President	75%
III	Executive Vice President and CFO	65%
IV	President-Journal Sentinel President-Journal Broadcast Group-Radio President-Norlight Telecommunications	55%
V	Sr. Vice President and General Counsel President-Journal Community Publishing	50%

Plan Description:

•	The plan cycle will begin on the first trading day of the plan cycle established by the Compensation Committee of the Board of Directors ( “the Compensation Committee”) and the end of the last trading day of such plan cycle (“the Performance Period).

•	At the start of the Performance Period, each Participant shall receive a number of Performance Units. The number of Performance Units under this Plan shall be determined by multiplying the Participant’s base salary at the beginning of the Performance Period by their Target % of Salary (see above) then dividing by the initial unit value of $100 per unit.

•	Participants are eligible to earn a Payout at the end of the Performance Period based on the relative Total Shareholder Return (“TSR”) performance of Journal Communications.

•	The actual value of a Performance Unit at the end of the Performance Period may range from 0% to 150% of the initial $100 value (i.e. $0 to $150 per Performance Unit).

Performance Goal and Award Determination:

•	Total Shareholder Return, the Performance Measure, shall be measured based on the change in the 10 day average trading price of the common shares on the NYSE exchange at the beginning of the Performance Period to the 10 day average trading price at the end of the Performance Period including the cumulative dividends, if any, on a reinvested basis.

•	The 10 day average trading price will be calculated using the first 5 trading days before and the first 5 trading days after the beginning or end of the Performance Period.

•	At the end of the Performance Period, if Journal Communications’ 10 day average trading price is not greater than the 10 day average trading price at the beginning of the Performance Period, no Payouts will be made under this Plan regardless of relative performance levels.

•	However, if at the end of the Performance Period, Journal Communications’ TSR meets or exceeds the above performance requirement; Journal Communications’ TSR will be compared to the TSR of Peer Comparison Group companies to determine a relative performance rank.

•	Based on the relative performance rank, an Amount Payable per Performance Unit will be determined as defined below.

TSR Percentile Rank Among the Peer Comparison Group	Performance Factor	Amount Payable Per Performance Unit
<30th	0%	$0
30th	40%	$40
40th	80%	$80
50th	100%	$100
70th	120%	$120
90th	150%	$150
>90th	150%	$150

•	For relative performance between the levels specified above, the Amount Payable Per Performance Unit will be extrapolated; and provided further that the Compensation Committee reserves the right to make adjustments to the Amount Payable Per Performance Unit if, in the sole discretion of the Compensation Committee, such adjustments are appropriate in the circumstances having regard to the principal purposes of the Plan.

•	Payouts for the Performance Period shall be determined by multiplying a participant’s Performance Units by the Amount Payable per Performance Unit.

Peer Comparison Group

•	The Peer Comparison Group will consist of the following companies:

Alltel Corp	Journal Register Co
Belo Corp	Knight-Ridder Inc
Centurytel Inc	Lee Enterprises
Cincinnati Bell Inc	McClatchy Co
Citizens Communications	Media General
Cox Radio Inc	Meredith Corp
Emmis Communications	New York Times Co
Entercom Communications	Primedia Inc.
EW Scripps	Time Warner Telecom Inc
Gannett Co	Tribune Co
Hearst-Argyle Television	Washington Post
IDT Corp

•	If during the Performance Period, one of the above companies is no longer publically traded on a national exchange, it shall be removed from the Peer Comparison Group for the entire Performance Period.

•	If more than three companies are removed from the Peer Comparison Group, additional companies will be added to replace the removed companies. Companies shall be selected by the Compensation Committee based on industry, business match, and size.

Payments:

•	Any Payouts under this Plan shall be 50% in cash and 50% in Class B common stock of Journal Communications. Any applicable withholdings taxes will be withheld from the cash portion of the Payout. Shares will be issued under the Journal Communications Company 2003 Equity Incentive Plan.

•	Participants of the plan will be subject to stock ownership guidelines which are as follows:

Position	# of Shares
CEO	175,000
President	100,000
Executive Vice President and CFO	70,000
Other Participants (Depending on Position)	20,000-35,000

•	Except for individuals who have satisfied the stock ownership guidelines, Payouts in Class B common stock under this plan must be held until guidelines are fully satisfied unless otherwise approved by the Compensation Committee.

•	The stock ownership guidelines may be satisfied in any of the following ways:

•	Shares owned by the executive or his/her immediate family members residing in the same household

•	Shares purchased under the Employee Stock Purchase Plan

•	Shares held in trust

•	Shares held in 401(k)

Termination Provisions:

•	In the event of a Change-in-Control, all Performance Units shall become payable in cash, and Payouts shall be calculated using the TSR of the Company as of the date of the Change-in-Control compared to the TSR among the Peer Comparison Group. The Performance Units shall be payable in a pro-rata portion of the amount equal to the cash value calculated in accordance with the preceding sentence. The pro-rata portion will be determined based on the number of full months between the beginning of the Performance Period and Change-in-Control The TSR shall be measured based on the change in the 10 day average trading price of the common shares on the NYSE exchange at the beginning of the Performance Period to the closing price on the date of the Change-in-Control, including cumulative dividends, if any, on a reinvested basis.

•	Upon termination for retirement, death or disability, all Performance Units shall become payable in cash. Payouts shall be calculated using the TSR of the Company as of the date of the retirement, death, or disability compared to the TSR among the Peer Comparison Group. The Performance Units shall be payable in a pro-rata portion of the amount equal to the cash value calculated in accordance with the preceding sentence. The pro-rata portion will be determined based on the number of full months between the beginning of the Performance Period and termination event. The TSR shall be measured based on the change in the 10 day average trading price of the common shares on the NYSE exchange at the beginning of the Performance Period to the 10 day average trading price at retirement, death or disability, including the cumulative dividends, if any, on a reinvested basis.

•	Upon termination of employment for all other reasons, no Payouts shall be made to the Participant and all Performance Units shall be forfeited.

Plan Administration:

•	This plan will be administered in accordance to rules of the Journal Communications Company 2003 Equity Incentive Plan, unless otherwise specified.

•	The plan shall be administered by the Compensation Committee of the Board of Directors. The Compensation Committee is authorized, subject to the provisions of the plan, to establish such rules and regulations as it deems necessary for the proper administration of the plan and to make whatever determinations and interpretations in connection with the plan it deems necessary or advisable, each of which shall be conclusive and binding on participants.